EXHIBIT 99.2

News Release
- -----------
Sitrick and Company, Inc.
Los Angeles/New York


                              Contact:  Rivian Bell
                                        Sitrick and Company, Inc.
                                        (310) 788-2850 (24 hours)
                                        (800) 686-1910 (pager)
For Immediate Release
- ---------------------



        SMITH CORONA REQUESTS TERMINATION OF PENSION PLANS


     New Canaan, Conn. -- August 7, 1996 -- Smith Corona
Corporation today filed a notice of intent to terminate the company's defined benefit retirement plans for salaried and hourly U.S. employees with the Pension Benefit Guaranty
Corporation, the government agency that guarantees and administers such plans. The company's 401(k) defined contribution plan will continue without interruption.

     "Until recently, we believed that we would be able to continue the defined benefit retirement plans when the company emerges from Chapter 11 in October," stated Ronald F. Stengel, president and chief executive officer of Smith Corona. "However, it now appears that termination of the Plans will be necessary to ensure the success of the reorganization."

     Fully vested employees, who account for more than 250 of the approximately 300 U.S. employees, will continue to accrue benefits under the Plans until September 1, 1996, after which no further benefits will be earned. If the required approvals are obtained from the Bankruptcy Court, the Plans would then terminate on October 6, 1996. Until the termination process is completed, the company will continue to administer the Plans, make contributions, and invest the Plans' assets.

     "During the past several months, we have had discussions with the Pension Benefit Guaranty Corporation (PBGC), which guarantees retirement benefits," Mr. Stengel added. "However, we have not reached any agreement with the PBGC, nor has the PBGC approved the terminations."

     If the Plan termination occur, they are likely to have little effect on the majority of Smith Corona retirees, who are entitled to benefits under the employees' retirement plans. Because the Plans may be underfunded, the PBGC could pay guaranteed pension benefits within certain dollar limits. The PBGC determines maximum monthly and annual payments by a combination of factors, including the beneficiary's age and earnings.

     Approximately 4,700 active and retired employees would be affected by the Plan terminations. All participants are being notified in writing immediately. Participants with inquiries may call (607) 758-5619 to speak with a human resource representative.

     Smith Corona is a leading worldwide manufacturer and marketer of personal word processors, portable electric typewriters, label printers, and other products and accessories for use in the office, home and school. The company filed under Chapter 11 of the U.S. Bankruptcy Code on July 5, 1995.


                            #   #   #